Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio (Core Active)
(PRU-AA-CAB)
BlackRock Multi-Asset Income - Investment Grade Portfolio
(BR-INC-IG)
CoreAlpha Bond Master Portfolio  (MIP_CORA)

The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
01-07-2014
Security Type:
BND/CORP

Issuer
Union Pacific Corporation (2019)
Selling
Underwriter
Credit Suisse Securities (USA) LLC
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., Citigroup Global
Markets Inc., Credit Suisse Securities
(USA) LLC, J.P. Morgan Securities LLC,
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Morgan Stanley & Co. LLC,
Mitsubishi UFJ Securities (USA), Inc.,
SunTrust Robinson Humphrey, Inc., U.S.
Bancorp Investments, Inc., Wells Fargo
Securities, LLC, BNY Mellon Capital
Markets, LLC, Loop Capital Markets LLC,
Mizuho Securities USA Inc., PNC Capital
Markets LLC


Transaction Details

Date of Purchase
01-07-2014

Purchase Price/Share
(per share / % of par)
$99.869
Total Commission,
Spread or Profit
0.600%

1.	Aggregate Principal Amount Purchased (a+b)
$10,000,000
a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$2,980,000
b.Other BlackRock Clients
$7,020,000
2.	Aggregate Principal Amount of Offering
$300,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.03333

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
01-10-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
01-10-14

Global Syndicate Team Member